SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.



                           Form U-57/A
                        (Amendment No. 1)


         NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS

                Filed under section 33(a) of the
     Public Utility Holding Company Act of 1935, as amended






                 Energy Systems Management, Inc.
                (Name of foreign utility company)





                      Seaboard Corporation
(Name of filing company, if filed on behalf of a foreign utility company)

 Item 1.

     Energy Systems Management, Inc., a British Virgin Islands corporation ("ESM"), was merged with and into Transcontinental
Capital Corp. (Bermuda) Ltd., a Bermuda corporation and its separate corporate existence has been terminated.

                            SIGNATURE

     The undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                   SEABOARD CORPORATION



                                   By: /s/ Robert L. Steer
                                       Robert L. Steer, Vice President-Chief
                                       Financial Officer (Authorized officer
                                       and principal financial and accounting
                                       officer)

Date: June 18, 1998